Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 9 DATED SEPTEMBER 1, 2015
TO THE PROSPECTUS DATED APRIL 2, 2015

This document supplements, and should be read in conjunction with, our prospectus dated April 2, 2015, as supplemented by Supplement No. 1 dated April 2, 2015, Supplement No. 2 dated May 4, 2015, Supplement No. 3 dated May 19, 2015, Supplement No. 4 dated June 3, 2015, Supplement No. 5 dated July 2, 2015, Supplement No. 6 dated August 3, 2015, Supplement No.7 dated August 6, 2015 and Supplement No. 8 dated August 14, 2015. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our daily net asset value per share for our Class A shares and Class B shares for the month of August 2015.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of August 2015:

Date	NAV per Class A Share	NAV per Class B Share
August 3, 2015	$12.72	$12.80
August 4, 2015	$12.71	$12.79
August 5, 2015	$12.70	$12.78
August 6, 2015	$12.70	$12.78
August 7, 2015	$12.70	$12.79
August 10, 2015	$12.70	$12.78
August 11, 2015	$12.70	$12.81
August 12, 2015	$12.71	$12.81
August 13, 2015	$12.71	$12.81
August 14, 2015	$12.71	$12.82
August 17, 2015	$12.73	$12.83
August 18, 2015	$12.73	$12.84
August 19, 2015	$12.72	$12.82
August 20, 2015	$12.71	$12.81
August 21, 2015	$12.68	$12.78
August 24, 2015	$12.60	$12.70
August 25, 2015	$12.56	$12.66
August 26, 2015	$12.60	$12.70
August 27, 2015	$12.63	$12.73
August 28, 2015	$12.63	$12.73
August 31, 2015	$12.59	$12.69
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.